Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-203228 on Form S-8 of our report dated March 31, 2015, relating to the consolidated financial statements of Medical Transcription Billing, Corp. and subsidiary (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

March 24, 2016